Exhibit 99.1

Investor Contact: Megan L. McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

For Immediate Release

Spire Reports FY24 First Quarter Results

ST. LOUIS (Feb. 1, 2024) - Spire Inc. (NYSE: SR) today reported results for its fiscal 2024 first quarter ended December 31, including:

•	Net income of $85.1 million ($1.52 per share) compared to $91.0 million ($1.66 per share) in the prior year
•	Net economic earnings* (NEE) of $82.7 million ($1.47 per share) compared to $85.1 million ($1.55 per share) a year ago
•	Affirmed fiscal 2024 NEE expectation of $4.25–$4.45 per share

“During the first quarter, we delivered solid operational and financial results driven by growth in the Gas Utility segment. When extreme cold weather recently covered our entire service territory, our dedicated employees demonstrated their strong commitment to delivering safe, reliable and affordable energy to customers,” said Steve Lindsey, president and chief executive officer of Spire. “We remain focused on execution of our growth strategy and operational excellence in our businesses. In January, we enhanced our leadership team with the addition of Scott Doyle as chief operating officer and further bolstered reliability for customers with the acquisition of the MoGas and Omega pipeline businesses.”

First Quarter Results	Three Months Ended December 31,
	(Millions)		(Per Diluted Common Share)
	2023	2022	2023	2022
Net Economic Earnings (Loss)* by Segment
Gas Utility	$75.8	$62.9
Gas Marketing	7.2	25.7
Midstream	2.4	3.8
Other	(2.7)	(7.3)
Total	$82.7	$85.1	$1.47	$1.55
Fair value and timing adjustments, pre-tax	5.2	7.8	0.10	0.15
Acquisition activities, pre-tax	(1.9)	—	(0.03)	—
Income tax adjustments	(0.9)	(1.9)	(0.02)	(0.04)
Net Income	$85.1	$91.0	$1.52	$1.66
Weighted Average Diluted Shares Outstanding	53.6	52.6

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For fiscal 2024 first quarter, Spire reported consolidated net income of $85.1 million ($1.52 per diluted share) compared to prior-year net income of $91.0 million ($1.66 per diluted share). Net economic earnings were $82.7 million ($1.47 per share) compared to earnings of $85.1 million ($1.55 per share) last year. The results reflect growth at the Gas Utility segment, which was more than offset by a return to more normal market conditions for the Gas Marketing and Midstream segments compared to very favorable market conditions in the prior year, as discussed below.

NEE excludes from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of five gas utilities across Alabama, Mississippi and Missouri. For fiscal 2024 first quarter, Gas Utility reported NEE of $75.8 million, up from $62.9 million in the prior year. The higher earnings reflect a strong performance across all utilities.

Contribution margin increased $22.8 million, mainly due to the benefit of rates implemented in late December 2022 and early January 2023 at Spire Missouri and Spire Alabama, respectively, which was partially offset by lower commercial and industrial customer usage.

Operation and maintenance expense of $116.7 million was $3.2 million lower than a year ago due to lower employee-related costs, partially offset by higher insurance expense.

Depreciation and amortization expense increased $4.5 million from last year, reflecting increased capital investment. Interest expense also increased $6.9 million to $39.0 million primarily due to higher rates. The benefit of carrying cost credits increased $1.7 million quarter over quarter.

Gas Marketing

The Gas Marketing segment reflects the results of Spire Marketing, which provides natural gas marketing services throughout the United States. First quarter NEE was $7.2 million, compared to $25.7 million in the prior year. The quarter-over-quarter decrease is due to a return to more normal market conditions in the current year compared to very favorable market conditions in the prior year that allowed the business to leverage regional basis differentials to optimize storage and transportation positions.

Midstream

NEE for the Midstream segment, which includes Spire STL Pipeline, Spire Storage West and Spire Storage Salt Plains, was $2.4 million compared to $3.8 million in the year-ago period. Similar to our Gas Marketing segment, the quarter-over-quarter decrease is primarily due to a return to more normal market conditions in the current year compared to very favorable market conditions in the prior year that allowed the business to more effectively optimize storage operations and commitments.

Other

Spire’s other activities reported a loss on an NEE basis of $2.7 million compared to $7.3 million a year ago, reflecting the settlement of an interest rate hedge in the current period, partially offset by higher corporate costs.

Guidance and Outlook

Spire continues to expect fiscal 2024 NEE to be in a range of $4.25–$4.45 per share. We remain confident in our ability to grow long-term NEE per share 5–7% driven by expected 7–8% annual utility rate base growth, reflecting our robust capital investment plan.

Our 10-year $7.2 billion capital investment target through fiscal 2033 is driven by increasing investment in infrastructure upgrades and new business in the Gas Utility segment. Expected capital expenditures for fiscal 2024 remain $765 million, which includes $100 million for the Spire Storage West expansion.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2024 first quarter financial results. To access the call, please dial the applicable number approximately 5–10 minutes in advance.

Date and Time:	Thursday, February 1
9 a.m. CT (10 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The webcast can be accessed at Investors.SpireEnergy.com under Events & Presentations. A replay of the call will be available at 10 a.m. CT (11 a.m. ET) on February 1 until March 1, 2024, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 4326514.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) and quarterly (Form 10-Q) filings with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended December 31,
	2023	2022
Operating Revenues	$756.6	$814.0
Operating Expenses:
Natural gas	367.0	419.2
Operation and maintenance	130.7	132.1
Depreciation and amortization	67.0	62.1
Taxes, other than income taxes	52.7	50.4
Total Operating Expenses	617.4	663.8
Operating Income	139.2	150.2
Interest Expense, Net	50.6	43.6
Other Income, Net	17.5	6.0
Income Before Income Taxes	106.1	112.6
Income Tax Expense	21.0	21.6
Net Income	85.1	91.0
Provision for preferred dividends	3.7	3.7
Income allocated to participating securities	0.1	0.1
Net Income Available to Common Shareholders	$81.3	$87.2

Weighted Average Number of Shares Outstanding:
Basic	53.5	52.4
Diluted	53.6	52.6

Basic Earnings Per Common Share	$1.52	$1.66
Diluted Earnings Per Common Share	$1.52	$1.66
Dividends Declared Per Common Share	$0.755	$0.72

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	December 31,	September 30,	December 31,
	2023	2023	2022
ASSETS
Utility Plant	$8,345.0	$8,210.1	$7,769.4
Less: Accumulated depreciation and amortization	2,467.3	2,431.2	2,326.5
Net Utility Plant	5,877.7	5,778.9	5,442.9
Non-utility Property	687.1	628.5	508.9
Other Investments	105.5	102.6	93.5
Total Other Property and Investments	792.6	731.1	602.4
Current Assets:
Cash and cash equivalents	4.8	5.6	4.8
Accounts receivable, net	544.0	288.5	779.6
Inventories	276.6	279.5	372.7
Other	394.5	503.3	472.6
Total Current Assets	1,219.9	1,076.9	1,629.7
Deferred Charges and Other Assets	2,741.5	2,726.7	2,652.7
Total Assets	$10,631.7	$10,313.6	$10,327.7

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	1,782.4	1,669.7	1,624.3
Retained earnings	997.3	958.0	953.0
Accumulated other comprehensive income	29.1	47.6	44.8
Total Shareholders' Equity	3,050.8	2,917.3	2,864.1
Temporary equity	14.8	16.5	16.2
Long-term debt (less current portion)	3,247.8	3,554.0	3,156.3
Total Capitalization	6,313.4	6,487.8	6,036.6
Current Liabilities:
Current portion of long-term debt	457.0	156.6	256.6
Notes payable	1,047.5	955.5	1,227.0
Accounts payable	293.8	253.1	506.8
Accrued liabilities and other	412.2	390.2	414.3
Total Current Liabilities	2,210.5	1,755.4	2,404.7
Deferred Credits and Other Liabilities:
Deferred income taxes	760.6	743.7	699.4
Pension and postretirement benefit costs	135.5	137.3	159.3
Asset retirement obligations	583.6	577.4	526.2
Regulatory liabilities	487.2	472.4	344.9
Other	140.9	139.6	156.6
Total Deferred Credits and Other Liabilities	2,107.8	2,070.4	1,886.4
Total Capitalization and Liabilities	$10,631.7	$10,313.6	$10,327.7

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Three Months Ended December 31,
	2023	2022
Operating Activities:
Net Income	$85.1	$91.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67.0	62.1
Deferred income taxes and investment tax credits	21.0	21.6
Changes in assets and liabilities	(104.3)	(348.9)
Other	1.2	3.4
Net cash provided by (used in) operating activities	70.0	(170.8)

Investing Activities:
Capital expenditures	(226.5)	(154.8)
Other	1.3	3.1
Net cash used in investing activities	(225.2)	(151.7)

Financing Activities:
Issuance of long-term debt	—	205.0
Repayment of long-term debt	(6.6)	(31.2)
Issuance of short-term debt, net	92.0	189.5
Issuance of common stock	113.2	0.4
Dividends paid on common stock	(38.8)	(36.3)
Dividends paid on preferred stock	(3.7)	(3.7)
Other	(1.4)	(2.7)
Net cash provided by financing activities	154.7	321.0

Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(0.5)	(1.5)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	25.8	20.5
Cash, Cash Equivalents, and Restricted Cash at End of Period	$25.3	$19.0

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Midstream	Other	Total	Per Diluted Common Share (2)
Three Months Ended December 31, 2023
Net Income (Loss) [GAAP]	$75.5	$11.4	$0.9	$(2.7)	$85.1	$1.52
Adjustments, pre-tax:
Fair value and timing adjustments	0.4	(5.6)	—	—	(5.2)	(0.10)
Acquisition activities	—	—	1.9	—	1.9	0.03
Income tax adjustments (1)	(0.1)	1.4	(0.4)	—	0.9	0.02
Net Economic Earnings (Loss) [Non-GAAP]	$75.8	$7.2	$2.4	$(2.7)	$82.7	$1.47

Three Months Ended December 31, 2022
Net Income (Loss) [GAAP]	$62.9	$31.6	$3.8	$(7.3)	$91.0	$1.66
Adjustments, pre-tax:
Fair value and timing adjustments	—	(7.8)	—	—	(7.8)	(0.15)
Income tax adjustments (1)	—	1.9	—	—	1.9	0.04
Net Economic Earnings (Loss) [Non-GAAP]	$62.9	$25.7	$3.8	$(7.3)	$85.1	$1.55

(1) Income tax adjustments include amounts calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Midstream	Other	Eliminations	Consolidated
Three Months Ended December 31, 2023
Operating Income (Loss) [GAAP]	$122.3	$14.7	$3.3	$(1.1)	$—	$139.2
Operation and maintenance expenses	116.7	4.4	8.6	5.0	(4.0)	130.7
Depreciation and amortization	64.2	0.4	2.3	0.1	—	67.0
Taxes, other than income taxes	51.6	0.3	0.7	0.1	—	52.7
Less: Gross receipts tax expense	(31.0)	(0.1)	—	—	—	(31.1)
Contribution Margin [Non-GAAP]	323.8	19.7	14.9	4.1	(4.0)	358.5
Natural gas costs	360.4	16.5	—	—	(9.9)	367.0
Gross receipts tax expense	31.0	0.1	—	—	—	31.1
Operating Revenues	$715.2	$36.3	$14.9	$4.1	$(13.9)	$756.6

Three Months Ended December 31, 2022
Operating Income (Loss) [GAAP]	$101.9	$41.4	$7.1	$(0.2)	$—	$150.2
Operation and maintenance expenses	119.9	6.3	5.8	4.0	(3.9)	132.1
Depreciation and amortization	59.7	0.3	1.9	0.2	—	62.1
Taxes, other than income taxes	49.9	0.1	0.4	—	—	50.4
Less: Gross receipts tax expense	(30.4)	—	—	—	—	(30.4)
Contribution Margin [Non-GAAP]	301.0	48.1	15.2	4.0	(3.9)	364.4
Natural gas costs	401.6	26.0	—	—	(8.4)	419.2
Gross receipts tax expense	30.4	—	—	—	—	30.4
Operating Revenues	$733.0	$74.1	$15.2	$4.0	$(12.3)	$814.0